EXHIBIT 1A-2B

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

of

WEBB INTERACTIVE, INC.

WEBB INTERACTIVE, Inc. a corporation organized and existing under the laws of the State of Colorado (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

Designation. The designation of this series, which consists of 20,000,000 shares of Series A Convertible Preferred Stock, is the Series A Preferred Stock (the “Series A Preferred Stock”) and the face amount shall be $0.0001 per share (the “Face Amount”).

II. RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation’s Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

III. LIQUIDATION PREFERENCE

The Series A Preferred shall have no liquidation preference over any other class of stock.

IV. VOTING RIGHTS

Except to the extent otherwise required by applicable Law, each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

V. DIVIDEND RIGHTS

In the event that any cash dividend on the Common Stock is declared by the Board, the Board shall simultaneously declare a dividend for each share of Series A Preferred Stock in an amount equal to the product of (i) the per share dividend declared and to be paid in respect of each share of Common Stock and (ii) the amount of common stock the Series A Preferred Stock is convertible into under Section VI in effect at the close of business on the date immediately prior to the record date for such dividend, with such dividend to be payable on the same payment date established by the Board for the payment of such dividend to the holders of Common Stock. The record date for any such dividend shall be the record date for the applicable dividend on the Common Stock, and any such dividend shall be payable with respect to each share of Series A Preferred Stock to the Holder to whom such share is registered, as reflected on the stock register of the Corporation, at the close of business on the applicable record date.

VI. CONVERISON RIGHTS

Each holder of shares of Series A Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at a rate equal to 1 Series A share for 1,000 shares of the Common Stock. However, any common stock received as part of the conversion shall be restricted for 36 months from the date of conversion,

VII. AMENDEMENTS

The Certificate of Incorporation of the Company or this designation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Participating Preferred Stock voting separately as a class.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 30th Day of October 2017.

WEBB INTERACTIVE, Inc.

By:	/s/ Matt Billington
Name:	Matt Billington
Title:	Director

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